Transcript: OCC –Q1 2025 Earnings Conference Call – 3/10/25 11:00 AM EST	Exhibit 99.2

Corporate Speakers:

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Tracy Smith Optical Cable Corporation - SVP & CFO

Conference Call Participants:

Assaf Nathan Eden Discovery - Analyst

PRESENTATION

Operator

Good morning. My name is Madison, and I will be your conference operator today. At this time, I would like to welcome you to Optical Cable Corporation's first quarter of fiscal year 2025 earnings conference call. (Operator Instructions)

Mr. Hoffman, you may begin your conference.

Spencer Hoffman - Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thank you. Good morning and thank you for joining us for Optical Cable Corporation's first quarter of fiscal year 2025 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy.

On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC; and Tracy Smith, Senior Vice President, Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the content of the internet webcast on www.occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, you may begin.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Spencer, and good morning, everyone.

I will begin the call today with a few opening remarks. Tracy will then review the first quarter results for the three-month period ended January 31, 2025 in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only be taking questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

During the first quarter of 2025, we achieved growth across key metrics including net sales and gross profit, with sales increasing 6% and our significant operating leverage resulting in gross profit increasing 24.6%, in both cases when compared to the first quarter of last year.

Transcript: OCC –Q1 2025 Earnings Conference Call – 3/10/25 11:00 AM EST	Exhibit 99.2

You will recall that we mentioned on our fourth quarter call that OCC was beginning to see market improvement as the weakness experienced across our industry generally which began in fiscal 2023 and has begun to subside. I'm pleased to report that we believe this trend is continuing.

OCC has seen improvements in both our enterprise and specialty markets, including the military sector. We are confident our focus on executing our growth strategies, as well as operating efficiently, will drive results this year, including gross profit margin expansion with increased volume, as we disproportionately benefit from OCC's significant operating leverage.

Our first quarter of 2025 was impacted by what we believe to be our typical seasonality factors, particularly during November and December, our sales backlog and forward load is growing. At the end of the first quarter, our sales order backlog and forward load had increased approximately 16% to $6.6 million when compared to October 31, 2024.

We also saw improvement in net cash provided by operating activities during the first quarter of fiscal 2025.

I'm proud of the OCC team, whose hard work allowed us to deliver a strong start to fiscal year 2025 in a dynamic market environment. We look forward to capitalizing on growth opportunities and driving long-term value for our customers and shareholders.

Before I turn the call over to Tracy, I want to take a moment to mention a topic currently garnering significant attention.

As are many, we are closely monitoring proposed and enacted tariffs, by the US as well as others, to determine any impact on our purchases of certain raw materials, and on the sales of our products we export into approximately 50 countries each year. OCC's three manufacturing facilities are based in the U.S. and we currently don't anticipate a significant impact on OCC as a result of new tariffs. However, it is still too early to be certain, given the fluid nature of the environment, and we will continue to evaluate potential impacts on OCC and our customers.

And with that, I'll turn the call over to Tracy, who will review in additional detail our first quarter of fiscal year 2025 financial results.

Tracy Smith - Optical Cable Corporation - SVP & CFO

Thank you, Neil.

Consolidated net sales for the first quarter of fiscal 2025 increased 6% to $15.7 million compared to net sales of $14.9 million for the same period last year. During the first quarter of fiscal 2025, we experienced increases in net sales in both our enterprise and specialty markets, compared to the same period last year, as we continue to see general market improvements in our industry and strength in our military markets.

Net sales to customers outside of the United States increased 21.3%, and net sales to customers in the United States increased 2.3% in the first quarter of fiscal year 2025, compared to the same period last year.

As Neil referenced, at the end of our first fiscal quarter of 2025, our sales order backlog and forward load had increased to $6.6 million when compared to $5.7 million as of October 31, 2024.

Turning to gross profit. Our gross profit increased to 24.6%, or $913,000, to $4.6 million in the first quarter of fiscal 2025 compared to $3.7 million for the same period last year. Gross profit margin, or gross profit as a percentage of net sales, was 29.4% in the first quarter of fiscal 2025, compared to 25% in the first quarter of fiscal 2024.

Transcript: OCC –Q1 2025 Earnings Conference Call – 3/10/25 11:00 AM EST	Exhibit 99.2

Gross profit margin for the first quarter of fiscal 2025 was positively impacted by production efficiencies created by higher volumes and the resulting positive impact of our operating leverage. Additionally, our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis and may vary based on changes in product mix.

SG&A expenses increased to $5.5 million in the first quarter of fiscal year 2025, compared to $5.1 million for the same period last year, primarily as a result of increases in employee and contracted sales personnel-related costs. SG&A expenses as a percentage of net sales were 34.7% in the first quarter of fiscal 2025, compared to 34.3% in the first quarter of fiscal 2024.

OCC recorded a net loss of $1.1 million, or $0.14 per basic and diluted share, for the first quarter of fiscal 2025, compared to a net loss of $1.4 million, or $0.18 per basic and diluted share, for the first quarter of fiscal 2024.

With that, I'll turn the call back over to you, Neil.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Tracy.

And now, if any analysts or institutional investors have questions, we are happy to answer them. Madison, if you could please indicate the instructions for our participants to call in any questions they may have, I'd appreciate it. Again, we are only taking live questions from analysts and institutional investors.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Assaf Nathan - Eden Discovery - Analyst

Thank you, and thank you for taking my call. So basically, your answer about the tariffs that they have no material impact right now, and the situation is fluid, but I was wondering if tariffs may have a positive effect on your manufacturing is based in the U.S.? And can you have like maybe a pricing advantage or cost advantage?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President & CEO

Yes. Thank you for the question. As you said, and as we mentioned, we are likely to see some impact from tariffs from the U.S. and others. And it's true that we don't believe this is going to be significant at the moment. We could have some positive impacts, as well as negative impacts, and we're going to continue to monitor that situation and the changing environment to adjust as we need to.

As you'd suspect, with a lot of U.S. manufacturers, supply chains are very, very, very long and that impacts items on the raw material side. But at this point, we don't believe it's going to be terribly significant.

Transcript: OCC –Q1 2025 Earnings Conference Call – 3/10/25 11:00 AM EST	Exhibit 99.2

Assaf Nathan - Eden Discovery - Analyst

Just if I can continue this line of question. So your manufacturing is basically based in the U.S., and there is another government initiative called BABA, Build America, Buy America, so wondering if this can create an advantage for the Company comparing to a Chinese manufacturer and other competition from abroad?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President & CEO

Yes, primarily our competitors are based in the U.S., but not all their manufacturing is initially based in the U.S. But yes, there is an advantage for us to being able to say we're made in the United States. With respect to BABA specifically, I don't know whether that's going to increase our sales.

We're not counting on that. We're taking the actions we believe necessary to increase the size of our markets with our customers based on services and the products we provide. But yes, that is an area that we hope to benefit from at least a little bit -- and maybe more significantly, but certainly a little bit.

Assaf Nathan - Eden Discovery - Analyst

I have many more questions, so feel free to tell me when to stop. I can take the entire call if you want.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President & CEO

We will limit it to three questions, if you don't mind, so that other people can answer and also just based on the timing.

Assaf Nathan - Eden Discovery - Analyst

Okay. So given all that happened since you released your annual report, Trump going to power, many changes in the economy, as I said, and the situation has been fluid, would you -- how would you characterize the outlook for the Company going forward? Would you say the outlook you see, it has improved or worsened or did not change in light of what has happened since the annual report?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President & CEO

Well, we haven't changed our outlook since what we've stated in the annual report. And we do still see seasonality, and so that impacts us usually in the first half of the year, but we're still optimistic. The entire industry generally was in a downturn since the middle -- for us, the middle of fiscal year 2023; for others, a little bit earlier than that, and that continued into through, for us, the fiscal third quarter of 2024. And so we saw some benefit of that easing in our fourth quarter, and we're also continuing to see that, although we did experience some seasonality in the first quarter. And typically, we do that, we experienced similar seasonality in the second quarter as well.

Assaf Nathan - Eden Discovery - Analyst

Ok, thank you.

Operator

(Operator Instructions) And it appears that we have no further questions at this time. I will now turn the program back to our presenters for any additional or closing remarks.

Transcript: OCC –Q1 2025 Earnings Conference Call – 3/10/25 11:00 AM EST	Exhibit 99.2

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Madison. As we usually do, we do take questions in written form that are submitted before the call up until about an hour before the call, as I recall. And I think we do have some questions. Spencer, if you could walk us through those, then we will respond to those individual questions previously submitted.

Spencer Hoffman - Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Sure. The first question, can you talk about the operational leverage, the sensitivity of potential revenue scenarios on EPS to get a sense for potential upside? You could talk about scenarios and what they could be.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Spencer. As you all know, we have described OCC’s significant operating leverage previously, particularly with respect to manufacturing operations and its positive and negative impact on gross profit and gross profit margin. I would call your all's attention to the fact that in my letter to the shareholders, included in OCC's 2025 annual report, we described OCC's operating leverage with respect to those manufacturing as well as SG&A expenses. Included in the letter is some data set forth in two graphs that will help you see the sensitivity of our operating leverage to different actual revenue scenarios.

The first graph shows gross profit margin percentage compared to quarterly net sales for the last two fiscal years, 2023 and 2024. And the second graph shows SG&A expenses as a percentage of net sales compared to quarterly net sales for those same periods. Additionally, I would also call your attention to OCC's reported results during the first and second quarters of fiscal 2023, before the period of market weakness experienced by our industry generally, as well as the results in the fourth quarter of fiscal year 2024, after this industry weakness began to abate. It is important to note that product mix during any period can vary significantly, and this also impacts gross profit and gross profit margin, both from a margin set on a different product, but also efficiency of operations based on the product mix.

Spencer Hoffman - Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thank you, Neil. Next question, do you have a five-year revenue EPS per share goal?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President & CEO

Yes. As you'd expect, we do prepare multi-year financial projections. However, like many other smaller companies, we do not provide those forecasts publicly.

Spencer Hoffman - Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Can you explain if you are benefiting or will benefit from the demand in AI data centers? Isn't this a big opportunity for the company?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you for the question. Yes, this is a hot topic, along with tariffs is a hot topic, as everyone knows, and from some of the questions that have been asked. In the data center market, there are various tiers of business. And OCC does have some regular business in the data center market, and we believe we have opportunities to benefit and expand that business from the significant data center demand. And of course, that's also including what's generated by AI, and we'll continue to explore those opportunities. It hasn't been a huge part of our business to date, but it is something that we do have some regular business in.

Transcript: OCC –Q1 2025 Earnings Conference Call – 3/10/25 11:00 AM EST	Exhibit 99.2

Spencer Hoffman - Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Next question. Can you explain a little bit what opportunity you see for OCC and what new products you plan to launch to market?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President & CEO

For competitive reasons, we tend not to discuss new product launches prior to the official launch, but OCC is reviewing new product opportunities on a regular basis, and we do make adjustments based on our customer requirements. Additionally, OCC is known for being a company in our industry that customers come to when they have special requests and special needs. And that's part of what we are exceptionally capable of handling, and are well known in our industry for being able to serve those specialized needs.

Spencer Hoffman - Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Has the outlook and demand changed at all since your Q4 report?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President & CEO

No. As we touched on that a little bit earlier, we haven't changed our outlook. We have been impacted by seasonality in the first quarter, and we are continuing to monitor the many factors that are changing business, whether positively or negatively. But currently, our outlook for 2025 remains positive.

Spencer Hoffman - Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. This is the final question. Have you lately seen any fundamental changes in your industry versus the last 20 years that could allow you to pass your $85 million highest historical revenue mark and slower growth prospects?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President & CEO

Well, generally, I believe that our prospects are strong. The need for more and more communication bandwidth is continuing, and that demand is increasing. And we believe fiber optics and OCC are positively impacted by that trend and expect to be for years to come. We think we're properly positioned in the communications market.

Spencer Hoffman - Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. That was the last question.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President & CEO

Okay. Thank you, Spencer. In closing, I would like to thank everyone for listening to our first quarter of fiscal year 2025 conference call today. As always, we appreciate your time, your interest, and your investment in Optical Cable Corporation. Thank you.

Operator

Thank you. This does conclude today's presentation. Thank you for your participation. You may disconnect at any time.